Exhibit 10.71

TERMS
for
NONEXCLUSIVE LICENSE AGREEMENT
between
ADVANCED CELL TECHNOLOGY, INC.
and

IMMERGE BlOTHERAPEUTICS, INC.

This Term Sheet is made and entered into this 23rd day of December, 2000 (the “Effective Date”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and Immerge BioTherapeutics, Inc., a Delaware corporation having offices located at Building 75, 3rd Avenue, Charlestown, MA 02129 (“IBT”) (ACT and IBT sometimes hereinafter referred to as the “parties”). As indicated below, the University of Massachusetts,  a public institution of higher education of the Commonwealth of Massachusetts (the “University”), has agreed to the terms of this Term Sheet.

The following terms are the principal terms to be included in a more comprehensive written Non-Exclusive License Agreement (“Agreement”) between ACT and IBT, pursuant to which ACT will nonexclusively license to IBT certain intellectual property that ACT owns or has licensed with a sublicensable interest, and which will supercede this Term Sheet. The parties agree to negotiate in good faith toward the execution of the Agreement. The parties intend, however, to be bound by this Term Sheet, and if the University of Massachusetts signs this Term Sheet and an Agreement is not executed sixty (60) days after the signing of this Term Sheet by University of Massachusetts, this Term Sheet shall continue in full force and effect and shall constitute the parties’ binding agreement with respect to the subject matter hereof. The following provisions shall also be in effect pending the execution of the Agreement.   If the University of Massachusetts does not sign this Term Sheet, and IBT is awarded the NIST Grant described in Schedule B attached hereto, then IBT shall still owe ACT the payments set forth hereunder in the Section entitled NIST Grant Issue.

Patent Rights:	The patent identified on Exhibit A attached hereto and all continuations, continuations in-part, divisionals, and foreign filings related thereto.

ACT hereby grants to IBT a right of first negotiation to acquire a non-exclusive license to any future patents owned by or licensed to ACT that are necessary to produce Licensed Products (as defined below) in the Field (as defined below). In the event ACT acquires any such patents, ACT shall notify IBT in writing of its acquisition of such patent rights. IBT shall then have a period of thirty (30) days to notify ACT in writing of its desire to acquire a non-exclusive license to use such patent rights to develop, manufacture, use and sell Licensed Products in the Field. If IBT so notifies ACT, then IBT and ACT shall negotiate in good faith for not more than sixty (60) days to reach agreement on the terms of such license. If, by the end of such sixty (60) day period IBT and ACT have not reached agreement, ACT shall be free to enter into such non-exclusive licenses with third parties, provided that if ACT enters into such a non-exclusive license with a third party, ACT agrees that it will offer IBT a similar non-exclusive license with financial terms no worse than those set forth in the agreement entered into between ACT and such other third party.

License Grant:

A non-exclusive, worldwide, royalty-bearing license to develop, make, have made, use, sell and have sold products (“Licensed Products”) (products, the making, using or selling of which are covered by a valid, issued claim of a patent included in the Patent Rights in the country in which the products are made, used or sold) in the Field.

Field:

The cloning of swine for the sole purpose of developing, producing and selling swine-derived organs (but excluding cells (other than associated immune cells required to induce tolerance of the organs) and tissues) for transplantation of such organs in humans.

Right of First Negotiation

ACT hereby grants to IBT a right of first negotiation to acquire a non-exclusive or exclusive license under the Patent Rights to develop, manufacture, use and sell products in the field of the cloning of swine for the sole purpose of developing, producing and selling swine-derived tissues or cells for transplantation of such tissues or cells in humans as follows. ACT shall notify IBT in writing of its intention to enter into negotiations for such a license with a third party. IBT shall then have a period of thirty (30) days to notify ACT in writing of its willingness to enter into such a non-exclusive or exclusive license. If IBT so notifies ACT, then IBT and ACT shall negotiate in good faith for not more than sixty (60) days to reach agreement on the terms of the license. If, by the end of such sixty (60) day period, IBT and ACT have not reached agreement. (1) ACT shall be free to enter such an exclusive license with a third party but only on terms more favorable to ACT than those terms firmly offered by IBT, and (2) ACT shall be free to enter into such non-exclusive licenses with third parties, provided that if ACT enters into such a non-exclusive license with a third party, ACT agrees that it will offer IBT a similar non-exclusive license with financial terms no worse than those set forth in the agreement entered into between ACT and such other third party.

Sublicenses:

IBT shall not have the right to grant sublicenses. However, ACT agrees that the license “to have made” or “to have sold” means that IBT may contract with third parties to develop, manufacture or sell Licensed Products on behalf of IBT.

License Term:	Until expiration of the last-to-expire patent issued under the Patent Rights.

Financial Terms:	IBT shall pay to ACT for the license the following:

An initial license fee of $500,000 due and payable as follows: (1) IBT shall pay to ACT $250,000 thirty (30) days following the signing of this term sheet by University of Massachusetts (or upon the execution of the Agreement, if earlier) such date to be referred to as the Agreement Effective Date”; and (2) IBT shall pay to ACT $250,000 on or before the first anniversary of the Agreement Effective Date, provided that if the NIST grant described in Schedule B attached hereto (the “NIST grant”) has not been awarded to IBT or it’s affiliated companies, as evidenced by the written records of IBT, said second $250,000 fee will not be due. The license fee shall be non-refundable and is not creditable against any other payments due to ACT hereunder or under the Agreement.

An earned royalty, due and payable on a calendar quarterly basis, of 3% on net sales of Licensed Products by IBT or any party that sells the Licensed Products on behalf of IBT, provided, however, that in the event that IBT is legally required to make royalty payments to one or more third parties in order to make, use or sell Licensed Products, IBT’s royalty payment shall be decreased by one-half of one percent (0.5%) for each one percent (1%) of actual royalty payments made to third parties under such required licenses. In no case, however, shall the annual royalty due to ACT be less than 1.0% of net sales.

In no event shall more than one royalty be due for any Licensed Product sold by IBT or a party on its behalf,

For purposes of this Term Sheet or the Agreement, as applicable, “Net Sales” shall mean the amount billed or invoiced by IBT (or any third party that sells the Licensed Products on behalf of IBT) for the sale of Licensed Products, less (i) discounts allowed; (ii) sales taxes, tariff duties, use and other taxes directly imposed with reference to particular sales; (iii) amounts repaid or credited by reason of rejection, return of goods, retroactive price reduction or bad debt; (iv) freight, postage and insurance invoiced to the customer; (v) third party rebates to the extent actually allowed; and (vi) liabilities incurred resulting from any governmental (or agency thereof) mandated rebate program, whether federal, state, municipal or local.

Royalty Reports, Payments, Records and Audits

IBT shall submit a report to ACT quarterly within 45 days after the end of each calendar quarter during the term of this Term Sheet or the Agreement, as applicable, stating in each such report the aggregate sales and payments with respect to Licensed Products during the preceding calendar quarter and the royalty as provided herein. Such reports shall also include a statement of any credits claimed during the preceding calendar quarter. The payment of royalty amounts shall be made concurrently with such reports. IBT shall keep full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to Licensed Products, and any allowed credits, which may be necessary to ascertain and verify the royalties payable to ACT. Said books and accounts shall be kept at IBT’s principal place of business. At the request of ACT, but not more than once in each calendar year and provided ACT provides IBT with at least ten (10) days prior written notice, IBT shall permit an independent certified public accountant, selected by ACT, to have access, during regular business hours of IBT, to such records to determine, for any calendar quarter commencing not more than two years prior to the date of such request, the completeness and accuracy of such books and records, and the accuracy of reports submitted to ACT and/or payments made to ACT. If any such inspection discloses an error in any royalty payment, IBT shall pay to ACT, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty payments, (b) interest on such deficiencies from the date such royalty payment was due until the date paid at the rate equal to one and one-half percent (1 l/2%) per month, and (c) if such error is in excess of ten percent (10%) of any royalty payment, the cost of the audit. In all other cases, the costs of the audit shall be paid for by ACT. All information disclosed pursuant to an audit shall be treated as confidential information and shall not be disclosed to any third party or used for any purpose other than to determine the correctness of the payment

NIST Grant Issue

If the University of Massachusetts does not sign this Term Sheet and IBT is awarded the NIST grant, IBT shall pay ACT $250,000 within thirty (30) days of being awarded the NIST grant and an additional $250,000 upon the one year anniversary of the date IBT is awarded the NIST grant. In such situation, ACT agrees that it will use best efforts to obtain the consent of University of Massachusetts to a license agreement that contains terms as similar to the terms contained in this Term Sheet as possible.

Representations and Warranties

IBT and ACT represent and warrant that they have full corporate power and authority to enter into this Term Sheet, that this Term Sheet constitutes the binding legal obligation of IBT and ACT and that execution and performance of this Term Sheet or the Agreement, as applicable, by IBT and ACT will not violate, contravene or conflict with any other agreement to which IBT or ACT is a party or by which it is bound or with any law, rule or regulation applicable to IBT or ACT.

Most Favored Licensor:	IBT represents and warrants that it and its Affiliated Companies (a corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with another entity) has not entered into any license or other agreement with Infigen or any of its Affiliated Companies, which is still ongoing and will not, during the term of this Term Sheet or the Agreement enter into any license or other agreement with Infigen or any of its Affiliated Companies that grants IBT rights under the current patents or proprietary technology of Infigen directed to nuclear transfer to manufacture or sell organs derived from nuclear transfer produced swine for transplantation in humans on terms that are more favorable on the whole to Infigen or any of its Affiliated Companies) than the terms set forth in this Term Sheet. If IBT or any of its Affiliated Companies enter into any such license or other agreement with Infigen or any of its Affiliated Companies on terms that are more favorable on the whole to Infigen than the terms set forth in this Term Sheet, then IBT will (a) promptly notify ACT of such license, and (b) extend to ACT the terms of the noticed license, effective as of the date (or dates) on which they became effective in respect to the noticed license. Such extension of the terms of the noticed license shall be effective, however, only if ACT shall, within sixty (60) days of receipt of the notice referred to in provision (a) above, advise IBT that it accepts all terms of the noticed license.

Obligations Relating to Commercialization:	IBT shall use its commercially reasonable and diligent efforts to bring one or more Licensed Products to market.

IBT shall maintain complete and accurate records of Licensed Products that are made, used, sold or performed by IBT under this Agreement.  Not later than May 1st of each year beginning in 2001, IBT shall furnish ACT with a summary report on the progress of its efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including Licensed Products made, used, or sold) and sales figures, provided that such reports shall be deemed confidential information subject to the confidentiality provisions of the Agreement. If this Term Sheet becomes the Agreement, then ACT agrees that it will not disclose to any third party (except under confidentiality to the University of Massachusetts, to the extent required by the Exclusive License Agreement dated as of April 16, 1996 between ACT and the University of Massachusetts, as amended) or use for any purpose, other than to determine diligence, the information provided to it in such reports except as required by law. This obligation of confidentiality shall not apply to information that is in the public domain through no act of ACT.

Patents:

ACT will be responsible for the filing, prosecution, maintenance and enforcement of the patents and patent applications included in the Patent Rights. ACT will keep IBT informed on a regular basis of the status of the Patent Rights.

The parties agree to notify each other in writing of any actual or threatened infringement by a third party of an issued patent included in the Patent Rights or of any claim of invalidity, unenforceability, or non-infringement of an issued patent included in the Patent Rights. ACT shall have the sole responsibility to prosecute or defend such claims, as applicable. IBT shall if requested provide reasonable assistance to ACT, at ACT’s expense, in connection with the prosecution or defense of such claims.

Indemnity and Insurance:

IBT will indemnify, defend, and hold harmless ACT and its officers, directors, etc. and their respective successors, heirs and assigns against any liability, damage, loss, expense (including reasonable attorneys fees and expenses of litigation), etc. incurred by or imposed upon any of the indemnified parties in connection with any third party claims, suits, actions, demands, judgments, etc. concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under the Agreement except to the extent due to the negligence or willful misconduct of any of such indemnified parties or due to patent infringement on the part of ACT or such indemnified parties and provided that ACT shall notify IBT promptly in writing of any such claim and IBT shall control the defense and/or settlement of any such claim.

IBT agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties, subject to agreed upon specified minimum levels of insurance.

Assignment:

This Term Sheet, or the Agreement, as applicable, shall not be assignable to another party without the prior written consent of the other party, which shall not be unreasonably withheld, but may be assigned by ACT or IBT, without consent of the other party to an Affiliated Company or to another party in the case of the sale or transfer to such party of all, or substantially all, of the assets of IBT or ACT.

Termination:

Either party may terminate this Term Sheet or the Agreement, as applicable, for material breach by the other party open written notice and a 60 day cure period. IBT shall have the right to terminate this Term Sheet or the Agreement, as applicable, for any reason upon sixty (60) days written notice to ACT; provided, however, that in the event IBT so terminates this Term Sheet or the Agreement, as applicable, prior to the one year anniversary of the Agreement Effective Date, IBT agrees that it shall, despite such termination, pay to ACT $500,000 on the schedule outlined under Financial Terms or NIST Grant Issue, whichever occurs first.

The parties further agree that the final form of the Non-Exclusive License Agreement (the “Agreement”), and any sublicense entered into pursuant to the rights of first negotiation described herein, shall be subject to the approval of the University of Massachusetts, with the understanding, however, that if the Agreement is not entered into, University of Massachusetts will be bound by the terms of this Term Sheet.

Notices:

All notices pertaining to this Term Sheet shall be in writing and sent certified mail, return receipt requested, or by nationally recognized overnight carrier to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph. Such notice shall be effective upon receipt.

	For ACT:	Michael D. West, Ph.D.
Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA 01605

	For IBT:	Julia Greenstein, Ph.D.
Immerge BioTherapeutics, Inc.
Building 75
Third Avenue
Charlestown, MA 02129

IN WITNESS WHEREOF, the parties have caused this Term Sheet to be executed by their duly authorized representatives as of the Effective Date.

ADVANCED CELL TECHNOLOGY, INC.			IMMERGE BIOTHERAPEUTICS, INC.

By:	/s/ Michael West	12-23-00	By:	/s/ Julia Greenstein	12/23/00
Printed Name:	MICHAEL WEST		Printed Name:	Julia Greenstein
Its:	President		Its:	President and CEO